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        (BW) (WA-AMAZON.COM) (AMZN) AMAZON.COM ENTERS STRATEGIC ALLIANCE
         WITH LIVING.COM TO CREATE A "HOME LIVING" STORE AT AMAZON.COM

         Attention Business Writers

         SEATTLE - (Business Wire)--February 1, 2000 - Leading online retailer Amazon.com (www.amazon.com) and living.com, the leading online home products and services retailer (www.living.com), today announced a multi-million dollar agreement to create a Home Living store at Amazon.com.

         Under the agreement, Amazon.com will receive $145 million from living.com over five years in exchange for being the exclusive Amazon.com Home Living store, providing furniture, bedding, home textiles, decorative accessories, tabletop, window treatments, and other related home categories to Amazon.com's more than 16 million customers. The Home Living store will be prominently displayed with other Amazon.com stores.

         Simultaneously, Amazon.com will make an investment in living.com to acquire an 18 percent stake in the company, with warrants for another 9 percent, upon the transaction's closing, which is expected later this quarter.

         The partnership between Amazon.com and living.com will result in greater shopping convenience and selection for Amazon.com customers, who will eventually be able to shop seamlessly between living.com and other Amazon.com stores with similarly high levels of customer service.

         "Joining with companies that share our core value of customer satisfaction is an important part of our strategy to make Amazon.com the place where you can find and discover anything and everything you might be looking to buy online," said Jeff Bezos, founder and CEO of Amazon.com. "By joining with living.com--and they're as concerned about customers as we are--we can provide even more selection for Amazon.com customers."

         "We are simply thrilled to join with the world leader in e-tailing and such a top notch organization," said Shaun Holliday, chief executive officer of living.com. "This agreement gives us access to Amazon.com's 16 million customers who are already sold on buying online, it associates living.com with the leading brand in online shopping, and it gives us a way to reach customers and build relationships that others will not be able to duplicate. It also means that living.com will be the leading provider of home living products--a $180 billion market--on a valuable piece of e-tail real estate. Further, it puts on a fast track our plans to rapidly broaden our e-tailing offerings." "

         Amazon.com will have a seat on the living.com board of directors.

         Both of the agreements relating to the Home Living store and the Amazon.com investment in living.com are subject to certain closing conditions, including Hart-Scott-Rodino review.

About living.com

         Launched on July 26, 1999, Austin, Texas-based living.com is the leading online home furnishings site offering furniture, home accessories, bed and bath, lighting and home textiles. The site features easy to use tools and personal advise, such as Room-Designer, Home Office Wizard, Swatch Program, Ask-A-Designer and living.com magazine making it simple and convenient to find items that suit an individuals personal style. Shaun Holliday, former CEO of

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Guinness Ireland is living.com's CEO. living.com was incorporated in 1998 by founder and chairman Andrew Busey. living.com has raised a total of $41.5 million from Benchmark Capital (eBay, art.com, 1-800 Flowers), Austin Ventures (garden.com, Vignette), Comdisco Ventures, Pivotal Asset Management, GE Capital, and Starbucks Corp.

About Amazon.com, Inc.

         Amazon.com (Amazon.com, Inc., and its subsidiaries) is the Internet's No. 1 music, No. 1 DVD and video, and No. 1 book retailer. Amazon.com (NASDAQ:
AMZN) opened its virtual doors on the World Wide Web in July 1995 and today offers Earth's Biggest Selection, along with online auctions and free electronic greeting cards. Amazon.com lists more than 18 million unique items in categories including books, CDs, toys, electronics, videos, DVDs, home improvement products, software, and video games. Through Amazon.com zShops, any business or individual can sell virtually anything to Amazon.com's more than 16 million customers, and with Amazon.com Payments, any seller can accept credit card transactions, avoiding the hassles of offline payments. The company also participates in sothebys.amazon.com, the leading auction site for guaranteed art, jewelry, and collectibles, at www.sothebys.amazon.com.

         Amazon.com seeks to be the world's most customer-centric company, where customers can find and discover anything they may want to buy online. Amazon.com's All Product Search scours the Web to help customers find merchandise that is not available at Amazon.com, Amazon.com Auctions, or Amazon.com zShops, making Amazon.com the shopping destination to find anything.

         Amazon.com operates two international Web sites: www.amazon.co.uk in the United Kingdom and www.amazon.de in Germany. It also operates the Internet Movie Database (www.imdb.com), the Web's comprehensive and authoritative source of information on more than 150,000 movies and entertainment programs and 500,000 cast and crewmembers dating from the birth of film in 1892 to the present.

         Amazon.com has invested in leading Internet retailers that are improving the lives of customers by making shopping easier and more convenient:
Greenlight.com, the only company that offers car buyers the control of auto purchasing online with ongoing service and support from local dealerships, at www.greenlight.com; drugstore.com, an online retail and information source for health, beauty, wellness, personal care and pharmacy, at www.drugstore.com; Pets.com, the online leader for pet products, expert information, and services, at www.pets.com; HomeGrocer.com, the first fully integrated Internet grocery-shopping and home-delivery service--with operations in Seattle; Portland, Oregon; and Southern California--at www.homegrocer.com; Gear.com, which offers brand-name sporting goods at prices from 20 to 90 percent off retail, at www.gear.com; and Ashford.com (NASDAQ: ASFD), the leading Internet retailer of luxury and premium products and the Web's No. 1 retailer of watches and jewelry, at www.ashford.com. Amazon.com also has a minority interest in Della.com, which brings together leading retailers with gift registry, expert advice, and personalized gift suggestions to help everyone give better gifts, at www.della.com; and NextCard, Inc., considered the industry's leading issuer of consumer credit on the Internet, at www.nextcard.com.

         This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risk of distribution center expansion, risks related to

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fourth quarter performance, risks of system interruption, management of potential growth, risks related to auction and zShops services, risks related to fraud and Amazon.com Payments, and risks of new business areas, international expansion, business combinations, and strategic alliances. More information about factors that potentially could affect Amazon.com's financial results is included in Amazon.com's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999.

         --30--*

         CONTACT: Amazon.com
                  Bill Curry, 206/266-7180

                  Jim Hahn
                  Fleishman-Hillard
                  512-495-7181